WILLSCOT MOBILE MINI REPORTS FIRST QUARTER 2023 RESULTS

25% Revenue Growth, 47% Adjusted EBITDA Growth, and 18% Free Cash Flow Margin Support Improved 2023 Outlook

PHOENIX (April 26, 2023) - WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini” or the “Company”) (Nasdaq: WSC), the North American leader in innovative flexible space and storage solutions, today announced first quarter 2023 results and provided an update on operations and the current market environment, including the following highlights:

•First quarter revenue increased 25% to $565 million, income from continuing operations increased 96% to $76 million, and Adjusted EBITDA from continuing operations increased 47% to $247 million year-over-year.
•Adjusted EBITDA Margin from continuing operations of 43.7% expanded 650 basis points year-over-year.
•Generated Cash From Operations of $149 million and Free Cash Flow of $103 million, up 2% and 88% year-over-year, respectively, and Free Cash Flow Margin of 18%. Contributions from organic growth and acquisitions fully offset divestitures of non-core segments.
•Divested our former UK Storage Solutions segment on January 31, 2023, generating $418 million of cash proceeds.
•De-levered to 3.0x Net Debt to Adjusted EBITDA at the end of Q1, at the bottom of our 3.0-3.5x target range.
•Invested $80 million of capital in two acquisitions of regional and local storage and modular companies in the quarter with a robust pipeline continuing in 2023.
•Returned $216 million to shareholders by repurchasing 4.6 million shares of Common Stock during the quarter, reducing economic share count by 9.5% over the last twelve months as of March 31, 20231.
•Generated company-record 17% Return on Invested Capital ("ROIC") over the last 12 months, which increased approximately 450 basis points year-over-year.

Brad Soultz, Chief Executive Officer of WillScot Mobile Mini, commented, “The continued execution of our portfolio of $1 billion idiosyncratic growth levers, combined with outstanding capital discipline and operating efficiency, drove Q1 2023 results ahead of my expectations and the increase in our 2023 outlook. Our turnkey value proposition continues to resonate with our customers, with ongoing Value-Added Products (“VAPS”) penetration and rate optimization driving revenue up 25%, and with excellent flow-through resulting in Adjusted EBITDA up 47% and a company-record 17% ROIC over the last 12 months. Robust revenue growth, exceptional operating efficiency, and laser-focused organic capex deployment resulted in 18% Free Cash Flow Margin and leverage of 3.0x at the bottom of our target range, which altogether afforded continued aggressive capital deployment towards M&A and shareholder returns consistent with our framework."

Soultz continued, “We remain disciplined and focused on growth levers that are within our control, underpinned by our zero-based capital budgeting process and discretionary capital expenditure profile. We are pleased to announce that we went live with our harmonized customer relationship management (“CRM”) system in early February, which gives our approximately 500 sales representatives and all of our customer service professionals visibility into activity across our over 85,000 unique customers. As we committed at our 2021 Investor Day, this state-of-the-art platform will serve as a catalyst for enhanced sales productivity, cross-selling, digital marketing, and predictive analytics. This is a significant milestone in our strategy to improve organic market penetration, add new revenue streams at scale, and provide a seamless and efficient customer experience.”

Soultz concluded, “Thank you to our team for delivering yet another outstanding quarter and progressing each of our growth levers while successfully navigating our CRM system harmonization. With our Storage and Modular Solutions segments now operating on world-class ERP and CRM platforms, we are extremely well-positioned and confident in our ability to continue to drive growth, improve operating efficiencies, and accelerate Free Cash Flow generation for years of shareholder value creation. Given our long lease durations, differentiated value proposition, and $1 billion of idiosyncratic growth levers that are largely under our control and independent of end market conditions, we will easily eclipse our $1 billion Adjusted EBITDA milestone in 2023 and are on track to achieve all of the long-term financial targets that we established less than 18 months ago."

	Three Months Ended March 31,
(in thousands, except share data)	2023	2022
Revenue	$565,468	$451,171
Income from continuing operations	$76,271	$39,048
Adjusted EBITDA from continuing operations[2]	$246,842	$167,773
Adjusted EBITDA Margin (%)[2]	43.7%	37.2%
Net cash provided by operating activities	$148,765	$145,527
Free Cash Flow[2,5]	$102,940	$54,624
Fully Diluted Shares Outstanding	209,663,985	228,955,504
Free Cash Flow Margin (%)[2,5]	17.9%	10.7%
Return on Invested Capital[2]	16.8%	11.3%

	Three Months Ended March 31,
Adjusted EBITDA by Segment (in thousands)[2,6]	2023	2022
Modular	$136,964	$99,586
Storage	109,878	68,187
Consolidated Adjusted EBITDA	$246,842	$167,773

First Quarter 2023 Results2

Tim Boswell, President and Chief Financial Officer, commented, “Our commercial KPIs were resilient in Q1 2023 with particularly strong contributions from pricing and Value-Added Products. Modular space unit average monthly rate increased 20%, with continued growth in both unit pricing and VAPS penetration. Portable storage average monthly rate was up 30% year-over-year, driven by value-based selling and our price management tools and processes. Importantly, revenue from Value-Added Products in our Storage Solutions segment of nearly $22 million was up 66% versus Q1 2022. This relatively new revenue stream for this segment is still in its infancy and is just one example of the powerful organic growth strategies that we are executing with tangible results. Similarly, we built upon the value-based pricing strategies that we initiated in 2022 to drive our logistics services revenue up 25% to $107 million, with margins expanding approximately 1,200 basis points. And we progressed initiatives focused on work order efficiency to improve vendor administration and material consumption, which contribute to our reduced Net Capex and increased Free Cash Flow expectations for 2023. These are just a few examples of the internal initiatives that we are executing to drive sustainable growth and returns irrespective of market conditions.”

Boswell continued, “In Q1 2023, our lease revenue increased by 25% to $440 million, Adjusted EBITDA of $247 million was up 47%, Adjusted EBITDA Margin of 43.7% was up 650 basis points, and Free Cash Flow of $103 million was up 88%. These extraordinary results illustrate the power of our predictably compounding reoccurring revenue and flexible cost structure, which together give us increased confidence in our 2023 outlook and run-rate entering 2024. We are increasing our existing guidance range for Adjusted EBITDA to $1,025 - $1,075 million and reducing our range for Net Capex to $250 - $300 million, which implies an outstanding year for growth, margin expansion, and Free Cash Flow. And given the forward visibility in our business model and our largely idiosyncratic growth drivers, we expect that our leasing revenue run-rate will be up approximately 10 to 15% year-over-year as we head into 2024.”

Boswell concluded, “Top-line revenue is compounding as expected and Adjusted EBITDA margins, Free Cash Flow margins, and ROIC have expanded, all of which allow us to allocate capital with confidence. Following the divestiture of the UK Storage segment, we are at the bottom of our target leverage range with 3.0x Net Debt to Adjusted EBITDA. We closed two tuck-in acquisitions for $80 million in the quarter, and we expect to maintain or exceed that rate of inorganic reinvestment through the remainder of the year. And we returned $216 million to our shareholders during the quarter, repurchasing 9.5% of our economic share count in the last twelve months, which represents a powerful economic return. Overall, it was an outstanding start to the year by our team. We are executing and delivering results across all five pillars of our growth strategy, and we remain committed to increasing shareholder value by driving growth, expanding returns on capital, and allocating shareholder capital to these compelling opportunities.”

Consolidated Q1 2023 Results From Continuing Operations
•Revenue of $565.5 million increased by 25.3% year-over-year due to our organic revenue growth initiatives and due to the impact of acquisitions. We estimate that recent acquisitions completed over the past four quarters contributed approximately $17 million to total revenues in the quarter.
•Adjusted EBITDA of $246.8 million increased by 47.1% year-over-year and Adjusted EBITDA margin of 43.7% increased by 650 basis points year-over-year due to strong pricing and Value-Added Products trends, a 1,200 basis point expansion of delivery and installation margins, cost efficiency initiatives, and moderation of inflationary pressures.
•Effective Q1 2023, we transferred approximately 6,000 Ground Level Office (GLO) modular products from the Modular Solutions segment to our Storage Solutions segment. We transferred these legacy WillScot GLOs to the Storage Solutions segment because they are modified container products that can be operated more efficiently within the legacy Mobile Mini branch and logistics infrastructure. The adjustment transferred approximately $50 million of revenue and $21 million of Adjusted EBITDA on an annualized basis from the Modular Solutions segment to the Storage Solutions segment. We have recasted historical segment financial results and operating KPIs to reflect this transfer.
Modular Solutions Segment
•Revenue of $349.7 million increased by 21.2% year-over-year.
•Average modular space monthly rental rate increased $152 year-over-year, or 17.0%, to $1,046.
◦Average modular space units on rent increased 1,219 units year-over-year, or 1.5%, to 81,902.
◦VAPS average monthly rate, a component of average modular space monthly rental rate above, increased $38 year-over-year, or 15%, to $295. For delivered units over the last 12 months, VAPS average monthly rate increased $22 year-over-year, or 5%, to $479.
•Adjusted EBITDA of $136.9 million increased by 37.4% year-over-year and Adjusted EBITDA Margin of 39.1% expanded by 460 basis points.
Storage Solutions Segment
•Revenue of $215.8 million increased by 32.7% year-over-year.
•Average portable storage monthly rental rate increased $50 year-over-year, or 30.1%, to $216.
◦Average portable storage units on rent increased by 12,265 units year-over-year, or 8.1%, to 164,591.
•Modular space, representing 20,235 Ground Level Office modular products, average monthly rental of $760 increased 29.7% year-over-year as a result of price optimization and increased VAPS penetration. Average modular space units on rent decreased 2,649, or 11.6%, year-over-year.
•Adjusted EBITDA of $109.9 million increased by 61.1% year-over-year and Adjusted EBITDA Margin of 50.9% expanded by 900 basis points.
UK Storage Segment (Discontinued Operations)
•Completed divestiture of UK Storage segment effective January 31, 2023. Earnings from the UK Storage segment are reported as discontinued operations in the first quarter of 2023 and all prior periods. Proceeds from the sale of $418 million were used in Q1 2023 initially to reduce the outstanding balance on our asset backed revolving credit facility, creating additional capacity to support our other capital allocation initiatives.

Capitalization and Liquidity Update2
As of March 31, 2023:
•Generated $103 million of Free Cash Flow, up 88% year-over-year.
•Maintained over $1.1 billion of excess availability under the asset backed revolving credit facility.
•Executed a $750 million floating-to-fixed interest rate swap in January 2023, resulting in approximately 60% fixed-rate and 40% floating rate debt in our debt structure, which is consistent with our targeted mix.
•Weighted average interest rate, inclusive of the swap, is approximately 5.7%, and annual cash interest expense based on the current debt structure and benchmark rates is approximately $168 million.
•No debt maturities prior to 2025.
•Reduced leverage to 3.0x last twelve months Adjusted EBITDA from continuing operations of $963 million. This leverage ratio is at the low end of our target range of 3.0x to 3.5x, which combined with accelerating Free Cash Flow, a flexible covenant structure, and excess capacity in our ABL gives us ample flexibility to fund multiple capital allocation initiatives.
•Repurchased 4.6 million shares of Common Stock for $216 million in the first quarter 2023, contributing to a 9.5% reduction in our economic share count over the last twelve months.

2023 Outlook 2, 3, 4
This guidance is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below.

$M	2022 Results Excluding T&P and UK	Prior 2023 Outlook	Current 2023 Outlook
Revenue	$2,143	$2,325 - $2,475	$2,350 - $2,450
Adjusted EBITDA[2,3]	$884	$1,000 - $1,050	$1,025 - $1,075
Net CAPEX[3,4]	$367	$300 - $380	$250 - $300
1 - Assumes common shares outstanding as of March 31, 2023 versus common shares outstanding plus treasury stock method from warrants outstanding as of March 31, 2022 and the closing stock price of $39.13 on March 31, 2022.
2 - Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, Net Debt to Adjusted EBITDA, and Return on Invested Capital are non-GAAP financial measures. Further information and reconciliations for these non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the US ("GAAP") are included at the end of this press release.
3 - Information reconciling forward-looking Adjusted EBITDA and Net CAPEX to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore no reconciliation to the most comparable GAAP measures is provided.
4 - Net CAPEX is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.
5 - Free Cash Flow incorporates results from discontinued operations. For comparability, reported revenue is adjusted to include results from discontinued operations to calculate Free Cash Flow Margin.
6 - During the first quarter of 2023, the ground level office business within the Modular segment was transferred to the Storage segment, and associated revenues, expenses, and operating metrics were transferred to the Storage segment. All periods presented have been retrospectively revised to reflect this change within the Modular and Storage segments. See further discussion within the Unaudited Segment Operating Data tables included at the end of this press release.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, Return on Invested Capital and Net CAPEX. Adjusted EBITDA is defined as net income (loss) plus net interest (income) expense, income tax expense (benefit), depreciation and amortization adjusted to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations, including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Free Cash Flow is defined as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. Return on Invested Capital is defined as adjusted earnings before interest and amortization divided by net assets. Adjusted earnings before interest and amortization is the sum of income (loss) before income tax expense, net interest (income) expense, amortization adjusted for non-cash items considered non-core to business operations including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses, reduced by our estimated statutory tax rate. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate of approximately 26%. Net assets is total assets less goodwill and intangible assets, net and all non-interest bearing liabilities and is calculated as a five quarter average. Net CAPEX is defined as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Net Debt to Adjusted EBITDA ratio is defined as Net Debt divided by Adjusted EBITDA. The Company believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of the Company to its competitors; (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends; and (v) align with definitions in our credit agreement. The Company believes that Free Cash Flow and Free Cash Flow Margin are useful to investors because they allow investors to compare cash generation performance over various reporting periods and against peers. The Company believes that Return on Invested Capital provides information about the long-term health and profitability of the business relative to the Company's cost of capital. The Company believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore the Company's non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of Non-GAAP Financial Measures" included in this press release.

Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to the Company without unreasonable effort. We cannot provide reconciliations of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. The Company provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted above.

Conference Call Information
WillScot Mobile Mini Holdings will host a conference call and webcast to discuss its first quarter 2023 results and 2023 outlook at 10 a.m. Eastern Time on Thursday, April 27, 2023. To access the live call by phone, use the following link:
https://register.vevent.com/register/BI56e4d98e310b4be89b31141f151e7d4e.

You will be provided with dial-in details after registering. To avoid delays, we recommend that participants dial into the conference call 15 minutes ahead of the scheduled start time. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website www.willscotmobilemini.com. Choose "Events" and select the information pertaining to the WillScot Mobile Mini Holdings First Quarter 2023 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 12 months on the Company’s investor relations website.

About WillScot Mobile Mini
WillScot Mobile Mini trades on the Nasdaq stock exchange under the ticker symbol “WSC.” Headquartered in Phoenix, Arizona, the Company is a leading business services provider specializing in innovative flexible space and storage solutions. WillScot Mobile Mini services diverse end markets across all sectors of the economy from a network of approximately 240 branch locations and additional drop lots throughout the United States, Canada, and Mexico.

Forward-Looking Statements
This press release contains forward-looking statements (including the guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook," "guidance" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Certain of these forward-looking statements include statements relating to: our mergers and acquisitions pipeline, acceleration of our run rate, acceleration toward and the timing of our achievement of our three to five year milestones, growth and acceleration of cash flow, driving higher returns on invested capital, and Adjusted EBITDA margin expansion. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, they are predictions and we can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations; our ability to judge the demand outlook; our ability to achieve planned synergies related to acquisitions; our ability to successfully execute our growth strategy, manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs and inflationary pressures adversely affecting our profitability; potential litigation involving our Company; general economic and market conditions impacting demand for our products and services and our ability to benefit from an inflationary environment; our ability to maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ended December 31, 2022), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date on which it is made, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It
Additional information can be found on the company's website at www.willscotmobilemini.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Nick Girardi	Jake Saylor
investors@willscotmobilemini.com	jake.saylor@willscot.com

WillScot Mobile Mini Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2023	2022
Revenues:
Leasing and services revenue:
Leasing	$439,951	$351,559
Delivery and installation	106,630	85,539
Sales revenue:
New units	10,657	5,787
Rental units	8,230	8,286
Total revenues	565,468	451,171
Costs:
Costs of leasing and services:
Leasing	97,515	80,334
Delivery and installation	75,007	70,580
Costs of sales:
New units	6,208	3,756
Rental units	4,454	4,892
Depreciation of rental equipment	59,156	57,548
Gross profit	323,128	234,061
Expenses:
Selling, general and administrative	150,892	138,144
Other depreciation and amortization	17,173	15,362
Currency losses, net	6,775	137
Other income, net	(3,359)	(1,283)
Operating income	151,647	81,701
Interest expense	44,866	30,570
Income from continuing operations before income tax	106,781	51,131
Income tax expense from continuing operations	30,510	12,083
Income from continuing operations	76,271	39,048

Discontinued operations:
Income from discontinued operations before income tax	4,003	15,787
Gain on sale of discontinued operations	176,078	—
Income tax expense from discontinued operations	45,468	3,664
Income from discontinued operations	134,613	12,123

Net income	$210,884	$51,171

Earnings per share from continuing operations attributable to WillScot Mobile Mini common shareholders:
Basic	$0.37	$0.17
Diluted	$0.36	$0.17
Earnings per share from discontinued operations attributable to WillScot Mobile Mini common shareholders:
Basic	$0.65	$0.06
Diluted	$0.64	$0.05
Earnings per share attributable to WillScot Mobile Mini common shareholders:
Basic	$1.02	$0.23
Diluted	$1.00	$0.22
Weighted average shares:
Basic	206,092,169	223,490,912
Diluted	209,663,985	228,955,504

Unaudited Segment Operating Data
The Company operates in two reportable segments as follows: Modular and Storage. Modular represents the activities of the North American modular business, excluding ground level offices, which were transferred to the Storage segment during the first quarter of 2023. Storage represents the activities of the North American portable storage and ground level office business. All periods presented have been retrospectively revised to reflect this change within the Modular and Storage segments. For the three months ended March 31, 2022, this resulted in approximately $11.1 million of revenue, $6.3 million of gross profit, and $4.4 million of Adjusted EBITDA being transferred from the Modular segment to the Storage segment. As part of the transfer, we adjusted average monthly rental rate for modular units (Ground Level Offices) in the Storage segment to only include Value-Added Products specifically applicable to Ground Level Offices.
Comparison of Three Months Ended March 31, 2023 and 2022

	Three Months Ended March 31, 2023
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$349,670	$215,798	$565,468
Gross profit	$165,335	$157,793	$323,128
Adjusted EBITDA	$136,964	$109,878	$246,842
Capex for rental equipment	$39,412	$7,345	$46,757
Average modular space units on rent	81,902	20,235	102,137
Average modular space utilization rate	66.2%	65.3%	66.0%
Average modular space monthly rental rate	$1,046	$760	$989
Average portable storage units on rent	502	164,591	165,093
Average portable storage utilization rate	62.0%	78.7%	78.7%
Average portable storage monthly rental rate	$217	$216	$216

	Three Months Ended March 31, 2022
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$288,547	$162,624	$451,171
Gross profit	$122,598	$111,463	$234,061
Adjusted EBITDA	$99,586	$68,187	$167,773
Capex for rental equipment	$57,577	$20,171	$77,748
Average modular space units on rent	80,683	22,884	103,567
Average modular space utilization rate	66.9%	74.9%	68.5%
Average modular space monthly rental rate	$894	$586	$826
Average portable storage units on rent	463	152,326	152,789
Average portable storage utilization rate	52.6%	83.2%	83.1%
Average portable storage monthly rental rate	$160	$166	$166

WillScot Mobile Mini Holdings Corp.
Consolidated Balance Sheets

(in thousands, except share data)	March 31, 2023 (unaudited)	December 31, 2022
Assets
Cash and cash equivalents	$15,918	$7,390
Trade receivables, net of allowances for credit losses at March 31, 2023 and December 31, 2022 of $61,402 and $57,048, respectively	415,344	409,766
Inventories	42,007	41,030
Prepaid expenses and other current assets	42,684	31,635
Assets held for sale - current	8,924	31,220
Total current assets	524,877	521,041
Rental equipment, net	3,128,061	3,077,287
Property, plant and equipment, net	305,608	304,659
Operating lease assets	219,926	219,405
Goodwill	1,011,513	1,011,429
Intangible assets, net	413,188	419,125
Other non-current assets	6,578	6,683
Assets held for sale - non-current	—	268,022
Total long-term assets	5,084,874	5,306,610
Total assets	$5,609,751	$5,827,651
Liabilities and equity
Accounts payable	$92,057	$108,071
Accrued expenses	120,838	110,820
Accrued employee benefits	28,803	56,340
Deferred revenue and customer deposits	199,274	203,793
Operating lease liabilities - current	51,076	50,499
Current portion of long-term debt	13,514	13,324
Liabilities held for sale - current	—	19,095
Total current liabilities	505,562	561,942
Long-term debt	2,876,453	3,063,042
Deferred tax liabilities	464,798	401,453
Operating lease liabilities - non-current	169,914	169,618
Other non-current liabilities	29,100	18,537
Liabilities held for sale - non-current	—	47,759
Long-term liabilities	3,540,265	3,700,409
Total liabilities	4,045,827	4,262,351
Preferred Stock: $0.0001 par, 1,000,000 shares authorized and zero shares issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Common Stock: $0.0001 par, 500,000,000 shares authorized and 203,723,099 and 207,951,682 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	21	21
Additional paid-in-capital	2,667,424	2,886,951
Accumulated other comprehensive loss	(62,855)	(70,122)
Accumulated deficit	(1,040,666)	(1,251,550)
Total shareholders' equity	1,563,924	1,565,300
Total liabilities and shareholders' equity	$5,609,751	$5,827,651

Reconciliation of Non-GAAP Financial Measures

In addition to using GAAP financial measurements, we use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
We evaluate business segment performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described below. We believe that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic operating results of the Company.
We also regularly evaluate gross profit by segment to assist in the assessment of the operational performance of each operating segment. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.
We also evaluate Free Cash Flow, a non-GAAP measure that provides useful information concerning cash flow available to fund our capital allocation alternatives.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP measure defined as net income (loss) before income tax expense (benefit), net interest (income) expense, depreciation and amortization adjusted for certain items not related to our core business operations, including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, transaction costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses.
•Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee training costs, and other costs required to realize cost or revenue synergies.
•Non-cash charges for stock compensation plans.
•Gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities.
•Other expense, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, and gains and losses on disposals of property, plant, and equipment.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing the Company’s results as reported under US GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations.

The following table provides unaudited reconciliations of Income from continuing operations to Adjusted EBITDA from continuing operations:

	Three Months Ended March 31,
(in thousands)	2023	2022
Income from continuing operations	$76,271	$39,048
Income tax expense from continuing operations	30,510	12,083
Interest expense	44,866	30,570
Depreciation and amortization	76,329	72,910
Currency losses, net	6,775	137
Restructuring costs, lease impairment expense and other related charges	22	263
Transaction costs	—	13
Integration costs	3,873	4,087
Stock compensation expense	8,150	6,273
Other	46	2,389
Adjusted EBITDA from continuing operations	$246,842	$167,773
The following tables provide unaudited reconciliations of Income before income tax to Adjusted EBITDA for the ground level office segment adjustment:

Three Months Ended March 31,
(in thousands)	2022
Income before income tax	$3,453
Depreciation	909
Adjusted EBITDA	$4,362

Twelve Months Ended December 31,
(in thousands)	2022
Income before income tax	$17,142
Depreciation	3,624
Adjusted EBITDA	$20,766

Adjusted EBITDA Margin
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business. The following table provides unaudited reconciliations of Adjusted EBITDA Margin:

	Three Months Ended March 31,
(in thousands)	2023	2022
Adjusted EBITDA from continuing operations (A)	$246,842	$167,773
Revenue (B)	$565,468	$451,171
Adjusted EBITDA Margin from Continuing Operations (A/B)	43.7%	37.2%
Income from continuing operations (C)	$76,271	$39,048
Income from Continuing Operations Margin (C/B)	13.5%	8.7%

Net Debt to Adjusted EBITDA ratio
Net Debt to Adjusted EBITDA ratio is defined as Net Debt divided by Adjusted EBITDA from the last twelve months. We define Net Debt as total debt from continuing operations net of total cash and cash equivalents from continuing operations. Management believes that the presentation of Net Debt to Adjusted EBITDA ratio provides useful information to investors regarding the performance of our business. The following table provides an unaudited reconciliation of Net Debt to Adjusted EBITDA ratio:

March 31,
(in thousands)	2023
Long-term debt	$2,876,453
Current portion of long-term debt	13,514
Total debt	2,889,967
Cash and cash equivalents	15,918
Net debt (A)	$2,874,049

Adjusted EBITDA from continuing operations from the three months ended June 30, 2022	$208,643
Adjusted EBITDA from continuing operations from the three months ended September 30, 2022	239,368
Adjusted EBITDA from continuing operations from the three months ended December 31, 2022	268,090
Adjusted EBITDA from continuing operations from the three months ended March 31, 2023	246,842
Adjusted EBITDA from continuing operations from the last twelve months (B)	$962,943
Net Debt to Adjusted EBITDA ratio (A/B)	3.0

Free Cash Flow and Free Cash Flow Margin
Free Cash Flow is a non-GAAP measure. We define Free Cash Flow as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Free Cash Flow Margin is defined as Free Cash Flow divided by Total Revenue including discontinued operations. Management believes that the presentation of Free Cash Flow and Free Cash Flow Margin provides useful additional information concerning cash flow available to fund our capital allocation alternatives. Free Cash Flow as presented includes amounts for the former Tank and Pump segment through September 30, 2022 and the former UK Storage Solutions segment through January 31, 2023.
The following table provides unaudited reconciliations of Free Cash Flow and Free Cash Flow Margin:

	Three Months Ended March 31,
(in thousands)	2023	2022
Net cash provided by operating activities	$148,765	$145,527
Purchase of rental equipment and refurbishments	(47,128)	(95,236)
Proceeds from sale of rental equipment	7,781	14,554
Purchase of property, plant and equipment	(6,736)	(10,481)
Proceeds from the sale of property, plant and equipment	258	260
Free Cash Flow (A)	$102,940	$54,624

Revenue from continuing operations (B)	$565,468	$451,171
Revenue from discontinued operations	8,694	57,723
Total Revenue including discontinued operations (C)	$574,162	$508,894
Free Cash Flow Margin (A/C)	17.9%	10.7%

Net cash provided by operating activities (D)	$148,765	$145,527
Net cash provided by operating activities margin (D/C)	25.9%	28.6%

Net CAPEX
We define Net CAPEX as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Management believes that the presentation of Net CAPEX provides useful information regarding the net capital invested in our rental fleet and property, plant and equipment each year to assist in analyzing the performance of our business. As presented below, Net CAPEX includes amounts for the former Tank and Pump segment through September 30, 2022 and the former UK Storage Solutions segment through January 31, 2023.

The following table provides unaudited reconciliations of Net CAPEX:

	Three Months Ended March 31,
(in thousands)	2023	2022
Total purchases of rental equipment and refurbishments	$(47,128)	$(95,236)
Total proceeds from sale of rental equipment	7,781	14,554
Net CAPEX for Rental Equipment	(39,347)	(80,682)
Purchase of property, plant and equipment	(6,736)	(10,481)
Proceeds from sale of property, plant and equipment	258	260
Net CAPEX including discontinued operations	(45,825)	(90,903)
UK Storage Solutions Net CAPEX	87	(11,351)
Tank and Pump Net CAPEX	—	(7,741)
Net CAPEX from continuing operations	$(45,912)	$(71,811)

Return on Invested Capital
Return on Invested Capital is defined as adjusted earnings before interest and amortization divided by net assets. Adjusted earnings before interest and amortization is the sum of income (loss) before income tax expense, net interest (income) expense, amortization adjusted for non-cash items considered non-core to business operations including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses, reduced by estimated taxes. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate of approximately 26% effective in 2023. Net assets is total assets less goodwill, and intangible assets, net and all non-interest bearing liabilities. Denominator is calculated as a four quarter average for annual metrics and two quarter average for quarterly metrics.
The following table provides unaudited reconciliations of Return on Invested Capital. Average Invested Capital and Adjusted EBITDA related to our former Tank and Pump segment and former UK Storage Solutions segment has been excluded prospectively from July 1, 2022 and January 1, 2023, respectively, and prior periods have not been adjusted.

	Three Months Ended March 31,
(in thousands)	2023	2022
Total Assets	$5,609,751	$5,857,773
Goodwill	(1,011,513)	(1,177,288)
Intangible assets, net	(413,188)	(453,785)
Total Liabilities	(4,045,827)	(3,891,588)
Long Term Debt	2,876,453	2,790,842
Net Assets excluding interest bearing debt and goodwill and intangibles	$3,015,677	$3,125,954
Average Invested Capital (A)	$3,106,732	$3,088,776

Adjusted EBITDA	$246,842	$191,823
Depreciation	(70,392)	(75,178)
Adjusted EBITA (B)	$176,450	$116,645

Statutory Tax Rate (C)	26%	25%
Estimated Tax (B*C)	$45,877	$29,161
Adjusted earnings before interest and amortization (D)	$130,573	$87,484
ROIC (D/A), annualized	16.8%	11.3%

Operating income (E)	$151,646	$97,909
Total Assets (F)	$5,609,751	$5,857,773
Operating income / Total Assets (E/F), annualized	10.6%	6.7%